Exhibit 10.1

TRANSITION & SEPARATION AGREEMENT

THIS TRANSITION & SEPARATION AGREEMENT (this “Agreement”) is made as of May 19, 2026 by and between William Clancy (the “Executive”) and Vishay Precision Group, Inc. (the “Company”).

WHEREAS, the Company and the Executive entered into that certain Employment Agreement, dated as of July 6, 2010, as amended, which governs the Executive’s employment with the Company (the “Employment Agreement”);

WHEREAS, the Executive’s employment shall cease effective December 31, 2026 (or such earlier date as determined by the Board of Directors of the Company (the “Termination Date”);

WHEREAS, the Company and the Executive desire to continue the Executive’s employment from the date hereof through the Termination Date, with such period between the date hereof and the Termination Date referred to herein as the “Transition Period”); and

WHEREAS, the Company has agreed to pay the Executive certain amounts in connection with the Executive’s termination of employment, subject to the Executive’s execution of this Agreement and the Release (as defined below).

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

1.	Termination.

1.1.    The parties acknowledge and agree that the Executive shall resign his employment and any positions with the Company any and all of their direct and indirect parent entities, subsidiaries, and affiliates (collectively, the “Company Group”) as of the Termination Date and cease to hold any officer or director positions with any Company Group member.

1.2.    The Executive will continue to provide services to the Company Group during the Transition Period as an officer of the Company pursuant to the terms of the Employment Agreement and this Agreement. In consideration of the Executive’s continued employment during the Transition Period, the Company shall continue to pay or cause to be paid or provided to the Executive during the Transition Period his current base salary, payable in accordance with the Company’s or its applicable affiliate’s payroll policies, and the Executive will continue to be covered under the Company’s and its affiliates’ employee benefit plans, policies and arrangements, subject to the terms and conditions of such plans, policies or arrangements.

1.3.    The Executive acknowledges that except as otherwise provided specifically in Section 2 of this Agreement and such benefits provided under qualified and non-qualified benefit programs under which the Executive is a participant, no Company Group member has, nor will any such Company Group member have any other liability or obligation to the Executive in connection with, or otherwise arising from, the Executive’s employment with the Company Group. The Executive further acknowledges that, in the absence of his execution of this Agreement and the Release, the payments specified in Section 2 below, would not otherwise be payable. The severance and other benefits described in Section 2 are conditioned on the Executive executing a release agreement in a form prescribed by the Company (the “Release”) during the 22-day period that follows the Termination Date and will become payable in accordance with the terms of this Agreement only upon the Release becoming irrevocable.

2.    Separation Benefits. In connection with the cessation of the Executive’s employment, and in consideration of the Executive’s execution of this Agreement and the Release, and the Release becoming irrevocable, and in satisfaction of all obligations under the Employment Agreement or otherwise, the Company will: (i) continue to pay the Executive’s base salary (as in effect on the Termination Date) over a period from the Termination Date to June 30, 2028 (the “Benefits Period”), payable in accordance with the Company’s payroll practices; (ii) pay the applicable premiums otherwise payable for COBRA continuation coverage for the Executive (and, to the extent covered immediately prior to the date of Executive’s termination, his spouse and dependents) during the Benefits Period or if earlier, the date upon which the Executive receives health insurance coverage from another employer; (iii) pay Executive’s fiscal year 2026 annual bonus in such amount, and paid at such time, as such annual bonus would have otherwise been paid to Executive if not for the cessation of Executive’s employment; (iv) cause the Executive’s outstanding restricted stock units (RSUs) that are outstanding on the Termination Date and subject to time-based vesting to become fully vested on the Termination Date; and (v) cause the Executive’s outstanding RSUs that are outstanding on the Termination Date and subject to performance-based vesting (PBRSUs) to vest as follows: (A) the PBRSUs granted to the Executive in 2024 shall vest on their normal vesting date to the extent the applicable performance criteria are realized; (B) two-thirds (2/3) of the PBRSUs granted to the Executive in 2025 shall vest on their normal vesting date to the extent the applicable performance criteria are realized; and (C) one-third (1/3) of the PBRSUs granted to the Executive in 2026 shall vest on their normal vesting date to the extent the applicable performance criteria are realized. All other PBRSUs shall be forfeited as of the Termination Date.

Notwithstanding anything to the contrary herein, Section 8.7 of the Employment Agreement is hereby incorporated by reference in its entirety, and accordingly, any payment to be made under this Section 2 or any other arrangement between the Executive and any member of the Company Group determined to be subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), to the extent required by Section 409A to avoid accelerated taxation and/or tax penalties thereunder, shall be delayed and shall be paid on the first day of the seventh month following the Termination Date, or if earlier, upon the Executive’s death.

3.    Restrictive Covenants. The Executive acknowledges and affirms his continuing obligations and restrictions under Section 7 of the Employment Agreement, and that the terms and conditions of such obligations and restrictions contained therein are reasonable and necessary to protect the legitimate interests of the Company Group and that the Executive received adequate consideration in exchange for agreeing to those restrictions.

4.    Cooperation. The Executive agrees that, following the Termination Date he will: (i) provide his cooperation in connection with any investigation, action or proceeding (or any appeal from any action or proceeding) which relates to events that occurred during the Executive’s employment by the Company; (ii) respond to all reasonable inquiries of the Company Group about any matters concerning the Company Group that occurred or arose during the Executive’s employment with the Company or any of its affiliates; (iii) cooperate with the Company in assisting in the transition of the Executive’s duties to others. In each case the Company shall reimburse the Executive for the Executive’s reasonable and documented costs and expenses

5.    Non-Disparagement. As material consideration for the Company’s promises and agreements in this Agreement, the Executive acknowledges and agrees that he will not, directly or indirectly, either orally, in writing or otherwise, make any derogatory or disparaging statements about the Company Group, or their officers, managers, directors, products, services, business, business practices or employment practices, or take any action that could reasonably be expected to harm the reputation of the Company Group, or their officers, managers or directors. Nothing in this Agreement is intended to or shall limit the terms of Section 7.2 or otherwise prevent the Executive from providing or limiting discovery or testimony in any judicial, administrative or legal process or otherwise as required by law, or prevent the Executive from engaging in discovery or truthful testimony pursuant to any proceeding.

6.    Challenge; Breach. If the Executive materially violates or challenges the enforceability of any provision of this Agreement or the Release, or materially fails to comply with any terms or conditions of this Agreement, the Release or the restrictive covenants described in Section 3, no further payments under Section 2 hereof will be due to Executive. For avoidance of doubt, if the Executive resigns his employment or is terminated with Cause prior to the Termination Date, this Agreement will automatically be terminated and cease to have any effect.

7.    Miscellaneous.

7.1.    Return of Company Property. The Executive hereby acknowledges and agrees that all property of the Company (including all confidential information) and equipment furnished to, or prepared by, the Executive in the course of, or incident to, the Executive’s employment, belongs to the Company and no later than five (5) days after the Termination Date, shall be returned to the Company. Such Company Property includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), keys, building card keys, company credit cards, business cards, computer hardware and software, laptop computers, docking stations, cellular and portable telephone equipment, personal digital assistant (PDA) devices and all other proprietary information relating to the business of the Company Group.

7.2.    Reporting. Nothing in this Agreement, the Release or the Employment Agreement will (i) prohibit the Executive from making reports (including voluntary reports) of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or making other disclosures protected under the whistleblower provisions of federal law or regulation, (ii) require prior approval by the Company or notification to the Company of any such report or (iii) prevent the Executive from collecting a monetary award in connection with such report.

7.3.    Tax Withholding. All payments provided to the Executive will be subject to tax withholding in accordance with applicable law.

7.4.    No Admission of Liability. Neither this Agreement nor the Release is to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by any Company Group member. There have been no such violations, and the Company specifically denies any such violations.

7.5.    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive and their respective successors, assigns, subsidiaries, affiliates, executors, administrators and heirs. The Company reserves its right to assign this Agreement. The Executive has no right to assign this Agreement. The Executive understands and acknowledges that each other Company Group member is a third-party beneficiary of this Agreement and shall have the right to enforce the terms and obligations hereunder as it were a direct party to this Agreement.

7.6.    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

7.7.    Entire Agreement; Amendments. The parties agree that this Agreement and the Release, together with the surviving provisions of the Executive’s restrictive covenants, contain their entire agreement and understanding relating to the subject matter hereof and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof. This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

7.8.    Governing Law. This Agreement shall be governed by, and enforced in accordance with, the laws of the State of Delaware without regard to the application of the principles of conflicts of laws.

7.9.    Execution Date; Counterparts and Facsimiles. This Agreement may be executed by the parties on separate counterparts, each of which shall be an original and each of which together shall constitute one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its respective duly authorized officer, and the Executive has executed this Agreement, on the date(s) below written.

COMPANY: VISHAY PRECISION GROUP, INC. By: /s/ Ziv Shoshani Name: Ziv Shoshani Title: Chief Executive Officer Date: May 19, 2026 EXECUTIVE: /s/ William Clancy William Clancy Date: May 19, 2026